As filed with the Securities and Exchange Commission on March 21, 2016
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
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SIERRA WIRELESS, INC.
(Exact Name of Registrant as Specified in its Charter)

Canada	94-3338019
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

13811 Wireless Way, Richmond
British Columbia, Canada V6V 3A4
(604) 231-1100
(Address of Registrant's Principal Executive Offices)

Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan
Sierra Wireless, Inc. Restricted Share Unit Plan
Sierra Wireless, Inc. 2011 Treasury Based Restricted Share Unit Plan
(Full Title of Plan)

CT Corporation
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, Address and Telephone Number of Agent for Service)
________________________________

Copy to:
Riccardo A. Leofanti, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, ON M5K 1J5
(416) 777-4700
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	22,101(2)	$7.89(6)	$174,376.89	$17.56
	4,490(2)	$7.58(6)	$34,034.20	$3.43
	815(2)	$9.08(6)	$9.08	$0.75
	95,225(2)	$11.56(6)	$1,100,801.00	$110.85
	2,337(2)	$11.87(6)	$27,740.19	$2.79
	76,583(2)	$19.03(6)	$1,457,374.49	$146.76
	3,927(2)	$19.89(6)	$78,108.03	$7.87
	71,450(2)	$32.29(6)	$2,307,120.50	$232.33
	323(2)	$33.60(6)	$10,852.80	$1.09
	1,716(2)	$23.20(6)	$39,811.20	$4.01
	8,572(2)	$17.69(6)	$151,638.68	$15.27
	234,988(2)	$10.26(6)	$234,988.00	$23.66
	1,477,473(3)	$13.51(7)	$19,960,660.23	$2,010.04
	800,000(4)	$13.51(7)	$10,808,000.00	$1,088.37
	500,000(5)	$13.51(7)	$6,755,000.00	$680.23
Total	3,300,000		$43,147,906.41	$4,344.99

Notes

(1)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of common shares being registered hereby shall be adjusted to include any additional common shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant's Amended and Restated 1997 Stock Option Plan, Restricted Share Unit Plan and 2011 Treasury Based Restricted Share Unit Plan.

(2)	The Common Shares being registered relate to stock options granted to U.S. participants under the Registrant's Amended and Restated 1997 Stock Option Plan that have not yet been exercised.

(3)
The common shares being registered relate to stock option grants to U.S. participants to be undertaken in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Amended and Restated 1997 Stock Option Plan.

(4)
The common shares being registered relate to common shares issuable to U.S. participants upon vesting of restricted share units in accordance with the provisions of the Registrant's Restricted Share Unit Plan.

(5)
The common shares being registered relate to common shares issuable to U.S. participants upon vesting of restricted share units in accordance with the provisions of the Registrant's 2011 Treasury Based Restricted Share Unit Plan.

(6)	In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price.

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the common shares on the Nasdaq Global Market on March 15, 2016.

(8)
Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee of $4,344.99 due for the registration of the securities to be registered hereby is offset by the $316.93 registration fee associated with the unsold securities under Registrant’s  Registration Statement on Form S-8 (No. 333-147872), which was initially filed on December 6, 2007 and terminated effective March 21, 2016.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

(a)	The Annual Report on Form 40-F of the Registrant, filed with the Commission on March 1, 2016;

(b)
All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since the end of the fiscal year covered by the Annual Report on Form 40-F referred to in (a) above; and

(c)
The description of the Registrant's common shares included in the Registration Statement on Form F-10 of the Registrant, filed with the Commission on September 27, 2007,  including amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents, provided that, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement only if and to the extent provided in such document.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•
acted honestly and in good faith with a view to the Registrant's best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant's by-laws require the Registrant to indemnify each director or officer, former director or officer, or person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify the indemnified party to the fullest extent permitted by law from and against all losses which the indemnified party may reasonably suffer, sustain, incur or be required to pay as a result of, or in connection with any claim in which the indemnified party is involved as a result of serving or having served as a director or officer, provided certain criteria are satisfied.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

4.1	Specimen common share certificate.

4.2	Restated Articles of Incorporation of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 21, 2016.

SIERRA WIRELESS, INC.

By:	/s/ Jason W. Cohenour
	Name:	Jason W. Cohenour
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Jason W. Cohenour and David G. McLennan  as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jason W. Cohenour	Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2016
Jason W. Cohenour

/s/David G. McLennan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2016
David G. McLennan

/s/ Kent Thexton	Director	March 21, 2016
Kent Thexton

/s/ Charles E. Levine	Director	March 21, 2016
Charles E. Levine

/s/ Gregory D. Aasen	Director	March 21, 2016
Gregory D. Aasen

/s/ Robin Abrams	Director	March 21, 2016
Robin Abrams

Signatures	Title	Date

/s/ Paul G. Cataford	Director	March 21, 2016
Paul G. Cataford

/s/ Thomas Sieber	Director	March 21, 2016
Thomas Sieber

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia on March 21, 2016.

Sierra Wireless America, Inc.
(Authorized Representative in the United States)

By:	/s/ David G. McLennen
	Name:	David G. McLennen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen common share certificate.

4.2	Restated Articles of Incorporation of the Registrant.

4.3	By-laws of the Registrant.

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 8 of this Registration Statement).